Exhibit 5.1

PORTER & HEDGES, L.L.P. ATTORNEYS AND COUNSELORS AT LAW 700 LOUISIANA, 35TH FLOOR HOUSTON, TEXAS 77002-2764 TELECOPIER (713) 228-1331 TELEPHONE (713) 226-0600	MAILING ADDRESS: P.O. BOX 4744 HOUSTON, TX 77210-4744

February 11, 2005

Seitel, Inc.
10811 S. Westview Circle, Building C, Suite 100
Houston, Texas 77043

Re:

Seitel, Inc. Registration Statement on Form S-8; Seitel, Inc. 2004 Stock Option Plan, Non-Employee Director Non-Plan Restricted Stock Award Agreements and Non-Qualified Stock Option Agreement for Fred Zeidman

Gentlemen:

We have acted as counsel to Seitel, Inc., a Delaware corporation (the "Company"), in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of 8,767,492 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable or issued pursuant to the Seitel, Inc. 2004 Stock Option Plan (the "Plan"), issued pursuant to Non-Employee Director Non-Plan Restricted Stock Award Agreements (the "Non-Plan Restricted Stock Award Agreements"), and issuable pursuant to the Non-Qualified Stock Option Agreement for Fred Zeidman (the "Zeidman Option Agreement," and together with the Non-Plan Restricted Stock Award Agreements, the "Non-Plan Agreements").

We have examined the Plan, the Non-Plan Agreements and such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein.  In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals.  As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon such examination and review, we are of the opinion that (i) such of the shares that have been issued and delivered as of the date of this opinion are validly issued, fully-paid and nonassessable outstanding shares of Common Stock, (ii) the 100,000 shares of Common Stock issuable under the Zeidman Option Agreement will be, when issued in accordance with the terms of the Zeidman Option Agreement, validly issued, fully-paid and nonassessable shares of Common Stock, and (iii) such of the Shares that may be issued under the Plan after the date of this opinion, will be, when issued in accordance with the terms of the Plan, validly issued, fully-paid and nonassessable outstanding shares of Common Stock.

This Firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.

                                                                                    Very truly yours,

                                                                                    /s/ Porter & Hedges, L.L.P.

                                                                                    PORTER & HEDGES, L.L.P.